EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              SYNALLOY CORPORATION


                                       AND


                              RITE INDUSTRIES, INC.



                                  July 22, 2003


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is entered into this 22nd day of July, 2003, between RITE INDUSTRIES, INC., a corporation organized and existing under the laws of the state of Delaware (hereinafter sometimes referred to as "Rite"), SYNALLOY CORPORATION, a corporation organized and existing under the laws of the state of Delaware (hereinafter sometimes referred to as "Purchaser").

                                   WITNESSETH:

         WHEREAS, Rite is indebted to Congress Financial Corporation (Southern), a corporation organized and existing under the laws of the state of Georgia (hereinafter sometimes referred to as "Congress") in the approximate amount of $4,200,000 and Rite is in default in the payment of such obligations and other terms and conditions of the Loan and Security Agreement between Rite and Congress dated December 31, 1999, as amended (the "Loan Agreement"); and

         WHEREAS, Congress has a first priority security interest in the equipment, accounts receivable, inventory and other assets and properties of Rite and its Affiliate, GCS Liquidation, Corp. (the "Collateral") pursuant to the Loan Agreement and the other agreements, documents, and instruments executed and/or delivered in connection therewith (collectively, together with the Loan Agreement, the "Financing Agreements"); and

         WHEREAS, Rite desires to sell and Purchaser desires to purchase certain assets of Rite which have been pledged to Congress as Collateral, on the terms set forth herein; and

         WHEREAS, Congress shall, in accordance with the terms hereof, release its lien on the Collateral sold pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings unless the context otherwise clearly requires:

         1.1 "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including, without limitation, the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person through the ownership of voting securities or by contract.

         1.2 "Agreement" shall mean this Asset Purchase Agreement.

         1.3 "Applicable Law" shall mean all applicable federal, state, local, municipal, foreign, international and multinational laws, and other administrative orders, constitutions, laws, ordinances, principles of common law, regulations, statutes and treaties.

         1.4 "Assumption Notice" shall have the meaning assigned to such term in
Section 8.4(a).

         1.5 "Closing" shall mean the consummation of the transactions provided for in this Agreement except for the purchase of the Surplus Assets.

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         1.6  "Closing  Date"  shall have the  meaning  assigned to such term in
Section 7.1.

         1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.8 "Consent" shall mean any approval, consent, ratification, waiver, or other authorization from or by any Person (including, without limitation, any Governmental Authorization).

         1.9 "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement.

         1.10 "Damages" shall have the meaning assigned to such term in Section 8.2.

         1.11  "Direct  Claim"  shall have the meaning  assigned to such term in
Section 8.5.

         1.12 "Escrow Agent" shall mean Haynsworth Sinkler Boyd, PA, its successors and assigns.

         1.13 "Escrow Agreement" shall have the meaning assigned to such term in
Section 2.2.

         1.14 "GAAP" shall mean the then current accounting principles recommended by the American Institute of Certified Public Accountants, or in the event not covered by recommendations, principles having general acceptance among certified public accountants at the particular time.

         1.15 "Governmental Entity" shall mean any federal, state, local, foreign or other governmental or administrative authority, agency, entity, body, court or tribunal.

         1.16 "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any legal requirement.

         1.17 "Indemnifiable Loss" shall mean any item or matter eligible for indemnification pursuant to Sections 8.2 or 8.3, as applicable, hereunder, whether or not indemnification is sought.

         1.18 "Indemnifying Party" shall have the meaning assigned to such term in Section 8.3(a).

         1.19  "Indemnitee"  shall  have the  meaning  assigned  to such term in
Section 8.5(a).

         1.20 "Indemnity Response Period" shall have the meaning assigned to such term in Section 8.3.2.

         1.21 "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any certificate or statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization of a limited liability company and the operating agreement or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

         1.22 "Person" shall mean any individual, corporation (including, without limitation, any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

         1.23 "Purchase  Price" shall have the meaning  assigned to such term in
Section 2.2.

         1.24 "Purchaser Indemnified Persons" shall have the meaning assigned to such term in Section 8.3.

         1.25 "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including, without limitation, legal counsel, accountants, and financial advisors.

         1.26 "Rite Indemnified Persons" shall have the meaning assigned to such term in Section 8.2.

         1.27 "Stated Price" shall mean the lower of cost or market value of Inventory on the books and records of Rite computed under GAAP.

         1.28 "Surplus  Assets" shall have the meaning  assigned to such term in
Section 2.1.

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         1.29 "Taxes" means all taxes (including,  without  limitation,  income, corporation, capital, sales, use, withholding, franchise, customs duties, profits, gross receipts, excise, property, stamp, transfer, water, business, and goods and services taxes), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature (including, without limitation, interest, penalties and additions) that are imposed by any relevant taxing authority; and "Tax" shall mean any one of them.

         1.30 "Third Party Claim" shall have the meaning assigned to such term in Section 8.4(a).

         1.31 "Third Party Claim Notice" shall have the meaning assigned to such term in Section 8.4(a).

                                   ARTICLE II
                           COVENANTS AND UNDERTAKINGS

         2.1 Purchase of Surplus and Idle Assets. On the date hereof, Purchaser shall purchase from Rite and Rite shall sell to Purchaser certain surplus and idle production and laboratory equipment as listed on Schedule 2.1A (the "Surplus Assets"). The purchase price for the Surplus Assets shall be $35,000 and shall be paid by certified check delivered to Rite's blocked account maintained at Branch Banking and Trust Company pursuant to the account information shown on Schedule 2.1B ("Rite's Account").

         2.2 Purchase of Assets. At Closing, Purchaser shall purchase from Rite its customer list and certain remaining production and laboratory equipment owned by Rite as designated by Purchaser prior to Closing and required to maintain the business currently conducted by Rite (the "Assets"). The purchase price for the Assets shall be $165,000 (the "Purchase Price") payable by wire transfer to the Escrow Agent pursuant to the escrow agreement in the form of
Exhibit 2.2 (the "Escrow Agreement").

         2.3 Accounts Receivable. Purchaser is not purchasing Rite's accounts receivable. Accordingly, after Closing, Purchaser will forward any collections of Rite's accounts receivable in existence at Closing (the "Accounts Receivable") to Rite's Account. within three (3) business days of their receipt. All payments from a customer will be allocated to the oldest invoice first, unless such customer designates a different allocation; provided, however, that in the event of any discrepancies with, or lack of, such designation, either Rite or Purchaser may contact such customer to seek further clarification with respect to the proper designation or allocation for such payment. Title to the Accounts Receivable shall remain with Rite, subject to any security interest by Congress.

         2.4 Inventory. Purchaser shall use its reasonable commercial efforts, consistent with its practices with its own inventory, to purchase for use or resale Rite's salable inventory listed on Schedule 2.4 ("Inventory") and shall not purchase the items in Inventory from an outside supplier prior to purchasing


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those items from Rite. On the execution of this  Agreement,  Rite has the usable and saleable  inventory in the  quantities  and at the Stated  Prices  listed on
Schedule 2.4. Title to the Inventory shall remain in the name of Rite until purchased under this Agreement. Upon the sale of the Inventory, Purchaser shall convey title to the Inventory to Purchaser who shall immediately pay Rite the Stated Price with respect to any item of Inventory sold. Except as provided herein, Purchaser shall pay all of the costs of maintaining and selling the Inventory following the Closing, including the costs associated with monitoring the Inventory flow and providing reasonable reports concerning the Inventory to Congress. Congress shall have the right to review such reports to determine the accuracy thereof during regular business hours on a reasonable basis. For sixty
(60) days after Closing, Purchaser shall have the exclusive right to purchase the Inventory and Rite will not sell such Inventory to any other party.
Beginning after such sixty (60) day period if Purchaser has not purchased at least $1,400,000 of the Inventory, Rite or Congress shall be permitted to market the unsold Inventory to potential buyers. Purchaser's obligations under this
Section 2.4 shall terminate in the event Rite (i) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or (ii) becomes the subject of an "order for relief" within the meaning of the United States Bankruptcy Code; or (iii) files a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors; or (iv) files an answer to a creditor's petition, admitting the material allegations thereof, for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors; and Purchaser is denied access to the Inventory, Rite's plants or the warehouse where the Inventory is located. Until the Inventory is either sold to Purchaser or to a bona fide third party, such Inventory shall remain the property of Rite and subject to the lien of Congress. After title to the Inventory transfers to Purchaser or a bona fide third party, the lien of Congress will attach to the proceeds of such sale and the Inventory shall be sold free and clear of Congress' lien. Purchaser's obligation to purchase Inventory shall terminate six
(6) months after Closing. Rite will be responsible for the disposal of any Inventory not sold whether located at the High Point Plant or at the Spartanburg warehouse.

         2.5 Excluded Liabilities. Purchaser shall not assume any liabilities of Rite or Congress including, without limitation, any severance or other costs pertaining to employees of Rite, the High Point Plant (as defined below) closure costs, legal expenses, loan costs or Receiver expenses.

         2.6 Closure of High Point Plant. Upon the closure of Rite's High Point, North Carolina plant (the "High Point Plant"), Purchaser will assist Rite, at Rite's expense, in moving the remaining Inventory that Purchaser determines has potential to be sold to a warehouse in Spartanburg, South Carolina and will manage such Inventory in a manner acceptable to Rite and Congress until its final disposition. The Inventory owned by Rite will be kept separate from any Inventory owned by Purchaser or any other person, shall be labeled as property of Rite and, at the request of Congress, Purchaser shall authorize the filing of UCC-1 financing statements by Congress designating Purchaser as consignee, Rite as consignor and Congress as assignor of consignor's rights with respect to such Inventory.



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         2.7 Interim  Period After  Closing.  During a  transition  period after
Closing, not to extend past October 31, 2003, Rite shall blend and liquify inventory for Purchaser at the High Point Plant at a charge equal to $25,000 per month plus the actual expenses incurred by Rite, during such period in the amount of the expenses and subject to the limitations set forth on the budget, including the list of assumptions included in such budget attached as Schedule
2.7 (the "Budget"). Rite shall perform such tolling services in a workmanlike manner. Such charges shall be circulated each Friday and payable on the following Monday. Purchaser may terminate its obligations under this Section 2.7 immediately upon written notice to Rite if Rite is not performing such tolling services or Rite is not paying its current bills as they come due. No rent or building expense, legal, professional or receiver expense nor expenses related to the debt to Congress from Rite shall be included in such expenses. Prior to Closing, Rite shall provide written assurance from the landlord of the High Point Plant that such landlord will permit Rite to remain on the premises and operate its business on such premises until November 15, 2003 so long as the rent is paid for the time of such occupancy. In addition, Rite shall deliver a waiver by the landlord of the High Point Plant in favor of Purchaser's lender covering any personal property of Purchaser at the High Point Plant.

         2.8 Conduct of the Business of the Company Prior to Closing. Except with the consent in writing of Purchaser or as provided otherwise in this Agreement, Rite covenants that, between the date of this Agreement and the Closing Date, the business of Rite (the "Business") will be conducted in the ordinary course consistent with its operations during the thirty (30) days immediately preceding the date hereof, and Rite will: (a) not incur any expenses not necessary for the continued operation of the Business until Closing; (b) use its best efforts to preserve the Business intact and to preserve the goodwill of customers and others having material business relations with Rite; (c) maintain the Assets in all material respects in the same working order and condition as such Assets are in as of the date of this Agreement, reasonable wear and tear excepted, and not liquidate the Assets to cash except in the ordinary course of business or as otherwise provided in this Agreement; and (d) keep in force at no less than their present limits all existing bonds and policies of insurance insuring the assets or the business of Rite.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF RITE

         Rite represents and warrants to Purchaser as follows:

         3.1 Authority and Status. Rite has the power, capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Rite in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Rite, enforceable against Rite in accordance with their respective terms, except as enforceability may be limited


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by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         3.2 Agreement Does Not Violate Other Instruments; Consents. The execution and delivery of this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Rite does not, and the consummation of the transactions contemplated hereby will not, violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Rite is a party or is bound and that is material to Rite's business or that materially affects the Assets, the Surplus Assets or the Inventory other than pursuant to agreements with Congress and the High Point Plant landlord. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Rite in connection with the execution and delivery by Rite of this Agreement or any of the agreements, certificates or other documents delivered or to be delivered on or after the date hereof and at or prior to the Closing in connection with the transactions contemplated hereby to which Rite is or will be a party or the consummation by it of the transactions contemplated hereby and thereby to be consummated by it.

         3.3 Assets and Inventory. Rite is the record owner of, and has good, valid and marketable title to, the Surplus Assets, the Assets and Inventory. Rite hereby delivers to Purchaser good, valid and marketable title to the Surplus Assets free and clear of all liens, security interests, claims, options, charges, pledges and encumbrances of any kind whatsoever including but not limited to claims asserted pursuant to 11 USC ss. 105 or ss. 541 et. seq. or any state fraudulent conveyance statutes upon receipt as provided in Section 2.1 of payment in immediately available funds of the purchase price for the Surplus Assets. At the Closing, Rite will deliver to Purchaser, good, valid and marketable title to the Assets free and clear of all liens, security interests, claims, options, charges, pledges and encumbrances of any kind whatsoever including but not limited to claims asserted pursuant to 11 USC ss. 105 or ss. 541 et. seq. or any state fraudulent conveyance statutes upon receipt as provided on Section 2.2 of payment in immediately available funds of the purchase price for the Assets. At the time sold by Purchaser, Rite will deliver to Purchaser, good, valid and marketable title to the Inventory free and clear of all liens, security interests, claims, options, charges, pledges and encumbrances of any kind whatsoever including but not limited to claims asserted pursuant to 11 USC ss. 105 or ss. 541 et. seq. or any state fraudulent conveyance statutes upon receipt as provided on Section 2.4 of payment in immediately available funds of the purchase price for the Inventory. Rite represents that Schedule 2.4 accurately reflects the Stated Cost of the
Inventory. The Surplus Assets, the Assets and Inventory are being sold "AS IS, WHERE IS." EXCEPT AS PROVIDED HEREIN, RITE MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE SURPLUS ASSETS, THE ASSETS OR INVENTORY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE, REGARDING THE SURPLUS, ASSETS, THE ASSETS OR INVENTORY.


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                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Rite as follows:

         4.1 Power and Authority. Purchaser has the power, capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitutes the valid and legally binding obligation of Purchaser enforceable against him in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         4.2 Agreement Does Not Violate Other Instruments; Consents. The execution and delivery of this Agreement and each and every agreement, document and instrument to be executed and delivered in connection herewith by Purchaser does not violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other arrangement to which Purchaser is a party or is bound or by which its assets are affected which violation, default, conflict, acceleration or termination, either singularly or in the aggregate, would have a material adverse effect on the ability of Purchaser to perform under this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement or any of the agreements, certificates or other documents delivered or to be delivered on or after the date hereof and at or prior to Closing in connection with the transactions contemplated hereby to which Purchaser is a party or the consummation of the transactions contemplated hereby.


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                                    ARTICLE V
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF RITE
                                    TO CLOSE

         The obligations of Rite to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions.

         5.1 Covenants of Purchaser. Purchaser shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date and Purchaser shall deliver to Rite a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.3.

         5.2 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the Contemplated Transactions.

         5.3 Representations True at Closing. The representations and warranties made by Purchaser to Rite in this Agreement or any document or instrument delivered to Rite hereunder on the Closing Date shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time.

         5.4 Documents to be Delivered. Purchaser shall have obtained for delivery at Closing the documents set forth in Section 7.2.

                                   ARTICLE VI
          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER TO CLOSE

         The   obligations   of  Purchaser  to   consummate   the   transactions
contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions.

         6.1 Covenants of Rite. Rite shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date, and Rite shall deliver to Purchaser certificates dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 6.3.

         6.2 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the Contemplated Transactions.



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         6.3 Representations True at Closing. The representations and warranties made by Rite to Purchaser in this Agreement hereto or any document or instrument delivered to Purchaser hereunder or on the Closing Date shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time.

         6.4 Document Delivery. Purchaser shall have obtained for delivery at Closing the documents set forth in Section 7.3.

         6.5 Northern Business. Purchaser shall have obtained assurances from Howard Printz, Gordon Hoffmann and Chris Arnold and/or Dimeling, Schreiber & Park that they will provide services or assistance to a newly formed entity to receive an assignment of this Agreement under Section 10.11 on terms reasonably acceptable to such persons and Purchaser (which may include an equity participation by those persons in such entity) and an acceptable leasing arrangement for Rite's Clifton, New Jersey facility.

         6.6 Financing. Purchaser shall have obtained the approvals from its primary lender to complete the Contemplated Transactions as such primary lender shall determine to be reasonably necessary.

         6.7 Congress Funding. Congress shall commit to provide adequate funding to Rite to fund Rite's receivership as contemplated by Section 6.9 and to fund Rite's obligations under the budget attached as Schedule 6.7 (the "Budget") subject to and in accordance with the order appointing the Receiver.

         6.8 Receiver. Jeff Granger of Focus Management, Inc. or such other person as may be acceptable to Rite, Purchaser and Congress shall have been appointed as a receiver (the "Receiver") pursuant to applicable North Carolina law, received approval of this Agreement on behalf of Rite, notified the creditors of Rite and receive court approval for the transactions contemplated under this Agreement including the approval of a procedure and deadline for creditors of Rite to object to the transactions contemplated in this Agreement.

         6.9 Release of Employees. Rite and its Affiliates shall have released Howard L. Printz, and upon the written request of Purchaser, all other employees of Rite that Purchaser wishes to hire, from their employment agreements including any obligations not to compete against Rite or its Affiliates.


                                   ARTICLE VII
                                     CLOSING

         7.1 Time and Place of Closing. The Closing shall be held at the offices of Haynsworth Sinkler Boyd P.A., Columbia, South Carolina commencing at 10:00 a.m., eastern time, on a date to be mutually selected by the Parties within ten days of the satisfaction of the conditions in Articles V and VI (the "Closing Date") unless another place or date is agreed to in writing by the Parties.

         7.2 Rite Performance at Closing. At the Closing, Rite shall deliver to Purchaser the following:

                  7.2.1 such good and sufficient bills of sale, assignments (including the required consents), deeds and other good and sufficient instruments of sale, conveyance, transfer and assignment as are reasonably necessary in order to effectively vest in Purchaser good title to the Assets free and clear of all liens, security interests and encumbrances of whatever nature and termination statements for all liens on the Assets;

                  7.2.2 certificate described in Section 5.1; and

                  7.2.3 consent by Congress to the transactions contemplated herein including the sale in accordance with the terms hereof the Assets free and clear of any liens.

         7.3 Performance by Purchaser at Closing. At the Closing, Purchaser, shall deliver to Rite the following:

                  7.3.1 The Purchase Price under Section 2.2; and

                  7.3.2 Certificate described in Section 6.1.


                                  ARTICLE VIII
                            INDEMNIFICATION; REMEDIES

         8.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement by Purchaser and Rite are material and have been relied on by the other party hereto. All representations, warranties, covenants and agreements set forth in this Agreement and the remedies of Purchaser and Rite with respect thereto, shall survive the Closing Date and shall not merge in the performance of any obligation by any party hereto.

         8.2 Indemnification and Payment of Damages by Purchaser. Purchaser will indemnify and hold Rite and their Affiliates (collectively, the "Rite Indemnified Persons") harmless for, and will pay to the Rite Indemnified Persons, the amount of, any loss, liability, claim, damage (including, without limitation, actual, consequential, multiple, exemplary, punitive and incidental damage), fine, penalty or expenses (collectively, "Damages"), incurred by the Rite Indemnified Persons arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any other certificate or document delivered by Purchaser pursuant to this Agreement; and

                  (b) any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement or in other certificate or document delivered by pursuant to this Agreement.

         8.3 Indemnification and Payment of Damages by Rite. Rite will indemnify and hold Purchaser and its Affiliates (collectively, the "Purchaser Indemnified Persons") harmless for, and will pay to the Purchaser Indemnified Persons, the amount of any Damages incurred by the Purchaser Indemnified Persons arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Rite in this Agreement, or any other certificate or document delivered by Rite pursuant to this Agreement; and

                  (b) any breach by Rite of any covenant or obligation of Rite in this Agreement or in other certificate or document delivered by Purchaser pursuant to this Agreement.


         8.4 Procedure for Indemnification--Third Party Claims.

                  (a) If any Purchaser Indemnified Person or Rite Indemnified Person entitled to indemnification under this Agreement (an "Indemnitee") receives notice of the commencement of any Proceeding by any Person who is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee for which a party is obligated to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof (the "Third Party Claim Notice"), but the failure to so notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligations with respect to such Third Party Claim unless the Indemnifying Party establishes that the defense of such Third Party Claim is actually prejudiced by the Indemnitee's failure to give such notice. The Third Party Claim Notice will describe the Third Party Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee. Except as otherwise set forth in this Section 8.4, the Indemnifying Party will have the right to assume the defense of any Third Party Claim at the Indemnifying Party's own expense and with counsel selected by the

Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee) by giving to the Indemnitee written notice in which the Indemnifying Party acknowledges its responsibility to indemnify the Indemnitee (the "Assumption Notice") no later than thirty calendar days after receipt of the Third Party Claim Notice. The Indemnifying Party shall not be entitled to assume the defense of, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent that such claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, or financial condition of the Indemnitee. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee will cooperate in good faith with the Indemnifying Party in such defense and will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing and at its own expense.
Notwithstanding the foregoing, if the named parties to the Third Party Claim (including, without limitation, any impleaded parties) include both the Indemnifying Party and the Indemnitee or if the Indemnifying Party proposes that the same counsel represent both the Indemnitee and the Indemnifying Party and the Indemnitee in good faith determines that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnifying Party. If the Indemnitee does not receive the Assumption Notice within the thirty calendar day period set forth above or if the Indemnifying Party is not entitled, as provided in this
Section 8.4(a), to assume the defense of the Third Party Claim, the Indemnitee shall have sole control over the defense and settlement of the Third Party Claim, and the Indemnifying Party will be liable for all Damages paid or incurred in connection therewith to the extent the Indemnifying Party is obligated to provide indemnification under this Agreement.

                  (b) If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party shall not compromise or settle such claim without the Indemnitee's consent (which will not be unreasonably withheld) unless (i) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and
(iii) the settlement includes as an unconditional term a complete release of each Indemnitee from all liability in respect of such claim.

                  (c) Each Indemnifying Party who assumes the defense of a Third Party Claim shall use reasonable efforts to diligently defend such claim.

         8.5 Procedure for Indemnification--Direct Claims. Any claim by an Indemnitee for indemnification under this Agreement other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by the Indemnitee by giving the Indemnifying Party prompt written notice thereof, and the Indemnifying Party will have a period of thirty calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within such thirty calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement or pursuant to law.

         8.6 Alternative Remedy. If any creditor of Rite makes a claim against the Purchaser or the Assets after Closing which Purchaser reasonably believes to be valid, including but not limited to, claims under 11 U.S.C. ss. 105 or ss. 541 et. seq. or any state fraudulent conveyance statutes, Purchaser shall have the option, as its exclusive remedy, of returning the Assets to Rite and shall receive the full Purchase Price for the Assets from Rite as Damages under this
Article VIII.

         8.7 Exclusive Remedy. The sole and exclusive remedy of a Purchaser Indemnified Person or a Rite Indemnified Person for any act or omission under this Agreement shall be limited to the indemnification remedies expressly set forth in this Article VIII and the parties hereto acknowledge and agree that they shall have no remedies hereunder at law or in equity other than as expressly set forth in this Article VIII.

         8.8 Limitations. No claims for breaches of representations, warranties, covenants or obligations may be brought after the first anniversary of the Closing. Notwithstanding anything herein to the contrary, Rite shall have no obligation to indemnify any Purchaser Indemnified Person for any amounts which exceed $1,000,000.


                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date (the "Agreement Termination Date").

                  9.1.1 by mutual consent of Purchaser and Rite;

                  9.1.2 by any party if the Closing shall not have occurred on or before July 23, 2003;

                  9.1.3 by Rite in the event of any material breach by Purchaser of any of Purchaser's agreements, covenants, representations or warranties contained herein and the failure of Purchaser's to cure such breach within fifteen (15) days after receipt of notice from Purchaser requesting such breach to be cured; or,

                  9.1.4 by Purchaser in the event of any material breach by Rite of any of Rite's agreements, covenants, representations or warranties contained herein and the failure of Rite to cure such breach within seven days after receipt of notice Purchaser requesting such breach to be cured.

         9.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give notice of such termination to the other party to this Agreement.

         9.3 Effect of Termination. In the event this Agreement shall be terminated pursuant to Section 9.1.1, each party shall pay all expenses incurred by it in connection with this Agreement, and no party shall have any further obligations or liability for any damages or expenses under this Agreement. In the event of any other termination, all further obligations of the parties under this Agreement (other than as provided in 10.10 below) shall be terminated without further liability of any party to the other, but each party shall retain any and all rights incident to a breach by the other party of any covenant, representation or warranty under this Agreement.


                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 Notices. All notices, requests, demands and other communications shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, or sent by telecopy confirmed by a copy sent by the sender registered or certified mail, first class postage prepaid, in each case, addressed as follows:

                  10.1.1 If to Rite :

                                    c/o Dimeling, Schreiber and Park
                                    1629 Locust Street
                                    Philadelphia, PA 19103
                                    Attn:  Chris Arnold
                                    Fax:  (215) 546-9160

                 and to
                                    Reed Smith, LLP
                                    2500 One Liberty Place
                                    Philadelphia, PA 19103
                                    Attn:  Lori L. Lasher
                                    Fax:  (215) 851-1420

                  and to
                                    Congress Financial Corporation (Southern)
                                    200 Galleria Parkway
                                    Atlanta, Georgia  30339
                                    Attn:  Portfolio Manager
                                    Fax  (770) 956-8120

                  and to
                                    Otterbourg, Steindler, Houston & Rosen, P.C.
                                    230 Park Avenue
                                    New York, New York  10169
                                    Attn:  Andrew Kramer
                                    Fax  (212) 628-6104

                  10.1.2 If to Purchaser:

                                    Synalloy Corporation
                                    2155 West Croft Circle
                                    Spartanburg, South Carolina 29302
                                    Attn:  President
                                    Fax:   (864) 596-1501
                  and to:

                                    Haynsworth Sinkler Boyd, P.A.
                                    1201 Main Street, Suite 2200
                                    Columbia, South Carolina 29201
                                    Attn:  Randolph B. Epting, Esq.
                                    Telecopier: (803) 765-1243

                  10.1.3 If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery, and in the case of telecopy, when the telecopy or the confirmed copy is received, whichever is earlier. In the event any such notice, request, instruction or document is mailed to a party in accordance with this Section 6.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered, or received on the fifth day following the deposit of such notice, request, instruction, or document in the United States mail.

                  10.1.4 Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 10.1.

         10.2 Brokers. The parties represent and warrant to each other that no broker or finder has acted for him or any entity controlling, controlled by or under common control with him in connection with this Agreement. Each party releases, discharges and agrees to indemnify and hold harmless the other party and the Company against any fee, loss or expense arising out of any claim by any broker or finder employed or allegedly to have been employed by him or it.

         10.3 Further Assurance. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.4 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived only in writing by the other party hereto. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         10.5 Taxes and Expenses. Each party to this Agreement shall pay all of its own expenses incurred by such applicable party in connection with the authorization, preparation and execution of this Agreement and the Closing of the Contemplated Transactions, including, without limitation of the generality of the foregoing, all fees and expenses of counsel and accountants employed by such applicable party.

         10.6 Binding Effect.  This Agreement shall be binding upon and inure to
the  benefit  of  the  parties  hereto  and  their   respective   heirs,   legal
representatives, executors, administrators, successors and assigns.

         10.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         10.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of law.

         10.10 Confidentiality. Each party hereto shall, and shall cause its Affiliates to, and shall use reasonable commercial efforts to cause its representatives to treat as confidential and not utilize in its respective business or otherwise all information and documents concerning any other party hereto or any of its Affiliates ("Confidential Information") furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby and to Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this
Agreement: (i) information which was already in the possession of the disclosing party or its Affiliate prior to the date hereof and which was not acquired or obtained from any other party or its Affiliates, (ii) information which is independently developed by the disclosing party or any Affiliate thereof without access to the Confidential Information, (iii) information which is obtained or was previously obtained by the disclosing party from a third Person who, insofar as is known to the disclosing party or its Affiliate, is not prohibited from transmitting the information to the other party or such Affiliate by a contractual, legal or fiduciary obligation to the other party or any of its Affiliates, and (iv) information which is or becomes generally available to the public other than as a result of a disclosure by the disclosing party or any Affiliate thereof or their agents or employees. If this Agreement is terminated pursuant to Article IX hereof, each party hereto will not use any such Confidential Information in competition with or in any manner to the detriment of the other party, will not disclose any Confidential Information except as required by court order or by law and will promptly return to the other party Confidential Information delivered to such party or its Representatives, by or on behalf of the other party.

         10.11 Assignment. Purchaser may assign its rights under this Agreement to an Affiliate. Except as otherwise expressly provided herein, no party to this Agreement shall be entitled to assign or otherwise transfer any rights or obligations under this Agreement without the written consent of all other parties to this Agreement.

         10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.13 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         IN WITNESS WHEREOF the parties hereto, intending to be legally bound, have executed this Agreement as of the date first-above mentioned.



                       [SIGNATURES AND SCHEDULES OMITTED]

                                 FIRST AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


         THIS FIRST AMENDMENT (the "Amendment") is entered into as of the ____ day of July, 2003, by and between SYNALLOY CORPORATION, a Delaware corporation ("Purchaser"), and RITE INDUSTRIES, INC., a Delaware corporation ("Rite").


                              STATEMENT OF PURPOSE

         WHEREAS, Purchaser and Rite are party to that certain Asset Purchase Agreement dated as of July 22, 2003 (the "Agreement"), whereby Purchaser agrees to buy from Rite, and Rite agrees to sell to Purchaser, certain of Rite's Surplus Assets (as defined in the Agreement); and

         WHEREAS, Purchaser and Rite desire to amend certain provisions of the Agreement as more particularly described herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

         1. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Agreement.

         2. Amendment. Section 2.3 of the Agreement is hereby amended to read as follows:

         "Accounts Receivable. Purchaser is not purchasing Rite's accounts receivable. Accordingly, after Closing, (a) Purchaser will forward any collections of Rite's accounts receivable (the "Accounts Receivable") to Rite's Account within three (3) business days of Purchaser's receipt thereof, and (b) in the event Rite receives collections from the payment of accounts receivable of Purchaser (collectively, the "Purchaser Accounts Receivable"), Rite will forward any such collections to deposit account number 2003207445010 at Wachovia Bank, N.A. within three (3) business days of Rite's receipt thereof. All payments from a customer will be allocated to the oldest invoice first, unless such customer designates a different allocation; provided, however, that in the event of any discrepancies with, or lack of, such designation, either Rite or Purchaser may contact such customer to seek further clarification with respect to the proper designation or allocation for such payment. Title to the Accounts Receivable shall remain with Rite, subject to any security interest by Congress. Title to the Purchaser Accounts Receivable shall remain with Purchaser, subject to any security interest of Wells Fargo Foothill, Inc., as Purchaser's secured lender."

         3. Limited Amendment; Full Force and Effect. Except as expressly agreed to herein, the Agreement shall continue to be and shall remain in full force and effect. This Amendment shall not be deemed (a) to be a waiver, modification or amendment of any other term or condition of the Agreement other than as expressly provided herein, or (b) to prejudice any other right or rights which either party may now have or may have in the future under or in connection with the Agreement, as the same may be amended or modified from time to time.

         4. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina without regard to the conflicts of law principles thereof.

         5.   Counterparts.   This   Amendment   may  be  executed  in  separate
counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

                            [Signature Page Follows.]

         IN WITNESS WHEREOF, the undersigned have executed this Amendment under seal as of the date first written above.


                              [SIGNATURES OMITTED]